Exhibit 99.1

For immediate release
5429 Lyndon B Johnson Freeway, Suite 1000 Dallas, TX 75240 (214) 560-9000 Fax: (214) 560-9349
For further information contact:
Ray Schmitz, Executive Vice President & CFO
214-560-9308
ray.schmitz@dynamex.com
Dynamex Appoints Maynard F. Skarka as Chief Operating Officer
May 19, 2010 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced that Maynard F. Skarka will join the Company as Chief Operating Officer of Dynamex Inc.
Skarka joins Dynamex Inc. with more than 30 years of transportation and logistics experience. Most recently, Skarka was President of MFS Consulting Group and previously spent 27 years with Yellow Transportation. Throughout his career, he has assumed roles of ever increasing responsibility in the areas of operations and sales along with high level executive leadership positions. In addition, Skarka has considerable experience in operations planning and analysis as well as labor management. Skarka also has an excellent track record and working experience with the service quality aspect of the transportation industry.
“We are extremely pleased to welcome Maynard to the executive team at Dynamex. His extensive experience in operations, planning and analysis will be invaluable as we work to position Dynamex for long-term growth and profitability,” said Dynamex President and CEO, James Welch. “Increasing our market share and thus our top and bottom line growth is the top priority for our Company, and I believe that expanding our management team with an executive of Maynard’s caliber is a significant step toward realizing that goal. While I will continue to be involved in all aspects of our business, I look forward working with Maynard and leveraging his expertise to achieve our long-term goals.”
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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